Exhibit 99.1

Bankrate  Announces  Closing of  Sale of  Insurance  Business

NEW YORK – December 29, 2015 – Bankrate, Inc. (NYSE: RATE) today announced that it has completed its previously announced transaction to sell its insurance business (“insuranceQuotes”) to All Web Leads, Inc., a portfolio company of Genstar Capital Partners. For additional details on the transaction, please refer to Bankrate’s November 5, 2015 press release.

About Bankrate, Inc.

Bankrate is a leading online publisher, aggregator and distributor of personal finance content. Bankrate aggregates large scale audiences of in-market consumers by providing them with proprietary, fully researched, comprehensive, independent and objective personal finance and related editorial content across multiple vertical categories including mortgages, deposits, credit cards, senior care and other categories, such as retirement, automobile loans and taxes. Our flagship sites Bankrate.com, CreditCards.com and Caring.com are leading destinations in each of their respective verticals and connect our audience with financial service and senior care providers and other contextually relevant advertisers. Bankrate also develops and provides content, tools, web services and co-branded websites to over 100 online partners, including some of the most trusted and frequently visited personal finance sites such as Yahoo!, CNBC, AARP and Bloomberg. In addition, Bankrate licenses editorial content to leading news organizations such as The Wall Street Journal, USA Today and The New York Times.

For more information contact:

Steven D. Barnhart

SVP, Chief Financial Officer

steve.barnhart@bankrate.com

(917) 438-9558

Ted Rossman

Public Relations Director

ted.rossman@bankrate.com

(917) 368-8635